Exhibit 99.1

ANGI HOMESERVICES REPORTS Q2 2018 - 17% PRO FORMA REVENUE GROWTH

GOLDEN, Colo. — August 8, 2018—ANGI Homeservices (NASDAQ: ANGI) released its second quarter 2018 results today.  Financial results consist of HomeAdvisor financial results for all periods and Angie’s List results following the completion of the Combination on September 29, 2017.  For periods prior to September 29, 2017, ANGI Homeservices financial results are those of HomeAdvisor.  A letter to IAC shareholders from IAC’s CEO Joey Levin, which includes a discussion of ANGI Homeservices, was posted on the Investor Relations section of IAC’s website at www.iac.com/Investors.

ANGI HOMESERVICES SUMMARY RESULTS

($ in millions except per share amounts)

	Q2 2018	Q2 2017	Growth

Revenue	$294.8	$180.7	63%
Operating income (loss)	23.3	(2.8)	nm
Net earnings	22.9	0.3	nm
GAAP Diluted EPS	0.05	0.00	nm
Adjusted EBITDA	67.0	15.0	347%

See reconciliations of GAAP to non-GAAP measures beginning on page 9.

Q2 2018 HIGHLIGHTS

•                  On a pro forma basis, revenue increased 17% year-over-year to $296.6 million, driven by 31% Marketplace growth and 14% growth in Europe.

•                  Marketplace service requests from homeowners increased 30% year-over-year to 6.8 million.

•                  Marketplace paying service professionals increased 23% to 202,000 and revenue per paying service professional increased 7% year-over-year to a record high of $1,016 (vs. 3% growth in Q1 2018).

•                  Operating income and Adjusted EBITDA reflect costs and deferred revenue write-offs in connection with the Angie’s List transaction.  Excluding these transaction-related items, operating income was $42.6 million and Adjusted EBITDA was $69.6 million, which represents a 23% Adjusted EBITDA margin.

•                  ANGI Homeservices expects $90 million of operating income and continues to expect $270 million of Adjusted EBITDA in 2018, excluding costs and deferred revenue write-offs in connection with the Angie’s List transaction.

Revenue

	Actual			Pro Forma (a)
($ in millions)	Q2 2018	Q2 2017	Growth	Q2 2018	Q2 2017	Growth

Marketplace (b)	$204.7	$155.8	31%	$204.7	$155.8	31%
Advertising & Other (c)	72.8	9.7	647%	74.5	82.5	-10%
Total North America	$277.5	$165.5	68%	$279.3	$238.2	17%
Europe	17.3	15.2	14%	17.3	15.2	14%
Total ANGI Homeservices revenue	$294.8	$180.7	63%	$296.6	$253.5	17%

(a)   Pro forma results reflect the inclusion of Angie’s List revenue for all periods and excludes deferred revenue write-offs of $1.8 million in Q2 2018 in connection with the Angie’s List transaction.

(b)   Reflects the HomeAdvisor domestic marketplace service, including consumer connection revenue for consumer matches and membership subscription revenue from service professionals.  It excludes revenue from Angie’s List, mHelpDesk, HomeStars and Felix.

(c)    Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars and Felix.

•                  Revenue increased 63% to $294.8 million driven by a full quarter contribution from Angie’s List following the completion of the combination of HomeAdvisor and Angie’s List to create ANGI Homeservices on September 29, 2017, as well as:

•                  31% Marketplace growth driven by a 30% increase in service requests to 6.8 million, a 23% increase in paying service professionals to 202,000 and a 7% increase in revenue per paying service professional to a record high of $1,016

•                  14% growth in Europe

Operating income (loss) and Adjusted EBITDA

($ in millions)	Q2 2018	Q2 2017	Growth

Operating income (loss) (d)
North America	$26.1	$1.8	1363%
Europe	(2.8)	(4.6)	38%
Total	$23.3	$(2.8)	nm
Adjusted EBITDA (d)
North America	$68.1	$17.1	298%
Europe	(1.1)	(2.1)	48%
Total	$67.0	$15.0	347%

(d) Operating income and Adjusted EBITDA for Q2 2017 will not agree to the IAC financial segment information on a standalone basis due to a $1.3 million accrual that was recorded retrospectively in Q3 2016 as the standalone HomeAdvisor combined financial statements were prepared.  This accrual was recorded in IAC’s consolidated financial statements in Q2 2017.

•                  Operating income was $23.3 million in Q2 2018 compared to an operating loss of $2.8 million in Q2 2017 reflecting:

•                  Adjusted EBITDA growth of 347% to $67.0 million reflecting:

•                  Lower selling and marketing expense as a percentage of revenue

•                  $1.8 million deferred revenue write-offs and $0.8 million of severance, retention and integration-related costs in connection with the Angie’s List transaction

•                  An increase in stock-based compensation expense of $10.2 million and amortization of intangibles of $13.0 million, both driven primarily by the Angie’s List transaction.

•                  Higher stock-based compensation expense driven by $16.7 million arising from the Angie’s List transaction, partially offset by a $7.0 million modification charge in Q2 2017

•                  The $16.7 million of Angie’s List transaction-related stock-based compensation expense includes:

•                  $13.6 million related to the modification of previously issued HomeAdvisor unvested equity awards, which were converted into ANGI Homeservices equity awards in the transaction

•                  $3.1 million related to previously issued Angie’s List equity awards, which were converted into ANGI Homeservices equity awards, and the acceleration of certain converted equity awards resulting from the termination of Angie’s List employees in connection with the Combination

Operating Metrics

	Q2 2018	Q2 2017	Growth

Marketplace Service Requests (in thousands) (b)(e)	6,799	5,223	30%
Marketplace Paying Service Professionals (in thousands) (b)(f)	202	164	23%
Marketplace Revenue per Paying Service Professional (b)(g)	$1,016	$949	7%
Advertising Service Professionals (in thousands) (h)	39	49	-21%

(e)    Fully completed and submitted domestic customer service requests to HomeAdvisor.

(f)      The number of HomeAdvisor domestic service professionals that had an active subscription and/or paid for consumer matches in the last month of the period.

(g)   Marketplace quarterly revenue divided by Marketplace Paying Service Professionals.

(h)   Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period.

Free Cash Flow

For the six months ended June 30, 2018, Free Cash Flow increased $30.8 million to $52.1 million due to higher Adjusted EBITDA, partially offset by higher capital expenditures.

	Six Months Ended June 30,
($ in millions, rounding differences may occur)	2018	2017
Net cash provided by operating activities	$73.6	$31.0
Capital expenditures	(21.4)	(9.6)
Free Cash Flow	$52.1	$21.4

Income Taxes

In the second quarter of 2018, the Company recorded an income tax benefit of $1.8 million primarily due to excess tax benefits generated by the exercise and vesting of stock-based awards.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2018:

•                  ANGI Homeservices had 481.3 million Class A and Class B common shares outstanding.

•                  IAC’s economic interest in ANGI Homeservices was 86.4% and IAC’s voting interest in ANGI Homeservices was 98.5%.  However, in Q4 2018, ANGI Homeservices expects to issue approximately 5 million shares of Class B common stock to IAC pursuant to the post-closing adjustment provision of the Angie’s List transaction agreement, which would return IAC’s economic interest in ANGI Homeservices to approximately 87% and IAC’s voting interest in ANGI Homeservices to 98.5%.

•                  ANGI Homeservices held $255.6 million in cash and cash equivalents and owed $269.7 million of debt, including a current portion of $13.8 million and $1.6 million owed to a foreign subsidiary of IAC.

CONFERENCE CALL

ANGI Homeservices will audiocast a conference call to answer questions regarding its second quarter 2018 results on Thursday, August 9, 2018, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of ANGI Homeservices’ business.  The live audiocast will be open to the public at ir.angihomeservices.com or www.iac.com/Investors.

DILUTIVE SECURITIES

ANGI Homeservices has various dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	8/6/18	Dilution at:

Share Price			$16.36	$17.00	$18.00	$19.00	$20.00

Absolute Shares as of 8/6/18	481.4		481.4	481.4	481.4	481.4	481.4

SARs	39.9	$2.72	8.7	8.8	8.9	9.0	9.0
Options	2.1	$11.57	0.3	0.3	0.3	0.3	0.3
RSUs and Other	2.0		0.5	0.5	0.5	0.5	0.5
IAC denominated equity awards	2.4		1.0	0.9	0.9	0.8	0.8
Total Dilution			10.5	10.6	10.6	10.7	10.7
% Dilution			2.1%	2.1%	2.2%	2.2%	2.2%
Total Diluted Shares Outstanding			491.9	491.9	492.0	492.0	492.1

The dilutive securities calculation in the above table is different from GAAP dilution, which is calculated using the treasury stock method, and is based on the following assumptions:

SARs, options, subsidiary denominated equity awards and RSUs — These awards are settled on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, in each case assuming a withholding tax rate of 50%.  Withholding taxes paid by the Company on behalf of the employees upon vesting or exercise would have been $292.7 million, assuming a stock price of $16.36 and a 50% withholding rate.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase ANGI Homeservices shares. Most of these awards are not currently exercisable.

IAC denominated equity awards — IAC denominated equity awards represent options and performance-based restricted stock units denominated in the shares of IAC that have been issued to employees of ANGI Homeservices.  Upon the exercise or vesting of IAC equity awards, IAC will settle the awards with shares of IAC, and ANGI Homeservices will issue additional shares of ANGI Homeservices to IAC as reimbursement.  The estimated income tax benefit from the tax deduction received upon the exercise or vesting of IAC denominated equity awards is assumed to be used to repurchase ANGI Homeservices shares.

GAAP FINANCIAL STATEMENTS

ANGI HOMESERVICES CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$294,822	$180,711	$550,133	$331,456
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	14,703	7,562	28,298	14,392
Selling and marketing expense	141,843	110,922	279,775	206,788
General and administrative expense	79,688	52,152	155,958	88,874
Product development expense	13,662	6,943	29,442	12,519
Depreciation	5,886	3,218	12,070	6,214
Amortization of intangibles	15,778	2,750	32,084	4,117
Total operating costs and expenses	271,560	183,547	537,627	332,904

Operating income (loss)	23,262	(2,836)	12,506	(1,448)

Interest expense—third party	(3,011)	—	(5,665)	—
Interest expense—related party	(34)	(2,082)	(79)	(3,674)
Other income, net	1,053	505	1,409	736
Earnings (loss) before income taxes	21,270	(4,413)	8,171	(4,386)
Income tax benefit	1,753	4,388	5,738	30,248
Net earnings (loss)	23,023	(25)	13,909	25,862
Net (earnings) loss attributable to noncontrolling interests	(124)	279	105	1,005
Net earnings attributable to ANGI Homeservices Inc. shareholders	$22,899	$254	$14,014	$26,867

Per share information attributable to ANGI Homeservices Inc. shareholders:
Basic earnings per share	$0.05	$0.00	$0.03	$0.06
Diluted earnings per share	$0.05	$0.00	$0.03	$0.06

Stock-based compensation expense by function:
Cost of revenue	$(1)	$8	$—	$10
Selling and marketing expense	997	195	1,658	693
General and administrative expense	19,312	11,302	41,005	14,918
Product development expense	1,745	334	4,296	679
Total stock-based compensation expense	$22,053	$11,839	$46,959	$16,300

ANGI HOMESERVICES CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$255,595	$221,521
Accounts receivable, net	43,411	28,085
Other current assets	54,978	12,772
Total current assets	353,984	262,378

Property and equipment, net of accumulated depreciation and amortization	53,396	53,292
Goodwill	768,976	770,226
Intangible assets, net of accumulated amortization	296,227	328,571
Deferred income taxes	47,696	50,723
Other non-current assets	8,022	2,072
TOTAL ASSETS	$1,528,301	$1,467,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Current portion of long-term debt—related party	—	816
Accounts payable	22,389	18,933
Deferred revenue	69,411	62,371
Accrued expenses and other current liabilities	66,448	75,171
Total current liabilities	171,998	171,041

Long-term debt, net	251,740	258,312
Long-term debt—related party, net	1,576	1,997
Deferred income taxes	4,410	5,626
Other long-term liabilities	9,247	5,892

Redeemable noncontrolling interests	21,840	21,300

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Class A common stock	65	63
Class B convertible common stock	416	415
Class C common stock	—	—
Additional paid-in capital	1,138,938	1,112,400
Accumulated deficit	(82,101)	(121,764)
Accumulated other comprehensive income	1,091	2,232
Total ANGI Homeservices Inc. shareholders’ equity	1,058,409	993,346
Noncontrolling interests	9,081	9,748
Total shareholders’ equity	1,067,490	1,003,094
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,528,301	$1,467,262

ANGI HOMESERVICES CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

($ in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$13,909	$25,862
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	46,959	16,300
Amortization of intangibles	32,084	4,117
Bad debt expense	20,581	13,741
Depreciation	12,070	6,214
Deferred income taxes	(6,416)	6,519
Other adjustments, net	164	(356)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(36,951)	(23,720)
Other assets	(14,217)	(3,914)
Accounts payable and other liabilities	(1,673)	16,472
Income taxes payable and receivable	667	(36,931)
Deferred revenue	6,389	6,682
Net cash provided by operating activities	73,566	30,986
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(46,429)
Capital expenditures	(21,448)	(9,628)
Proceeds from sale of fixed assets	10,410	—
Net cash used in investing activities	(11,038)	(56,057)
Cash flows from financing activities:
Principal payments on term loan	(6,875)	—
Proceeds from issuance of related party debt	—	51,855
Principal payments on related party debt	(1,322)	(2,838)
Proceeds from the exercise of stock options	2,125	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(21,439)	—
Transfers to IAC/InterActiveCorp for periods prior to the Combination	—	(13,990)
Purchase of noncontrolling interests	(871)	(12,361)
Other, net	39	—
Net cash (used in) provided by financing activities	(28,343)	22,666
Total cash provided (used)	34,185	(2,405)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(111)	825
Net increase (decrease) in cash, cash equivalents, and restricted cash	34,074	(1,580)
Cash, cash equivalents, and restricted cash at beginning of period	221,521	46,925
Cash, cash equivalents, and restricted cash at end of period	$255,595	$45,345

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

ANGI HOMESERVICES RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended June 30, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$26.1	$21.8	$5.4	$14.8	$68.1
Europe	(2.8)	0.2	0.5	1.0	(1.1)
Total	$23.3	$22.1	$5.9	$15.8	$67.0

	For the three months ended June 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$1.8	$11.4	$2.9	$1.0	$17.1
Europe	(4.6)	0.4	0.3	1.7	(2.1)
Total	$(2.8)	$11.8	$3.2	$2.7	$15.0

	For the six months ended June 30, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$20.7	$46.4	$10.9	$29.6	$107.7
Europe	(8.2)	0.6	1.1	2.5	(4.1)
Total	$12.5	$47.0	$12.1	$32.1	$103.6

	For the six months ended June 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$8.2	$15.4	$5.8	$1.9	$31.3
Europe	(9.7)	0.9	0.4	2.2	(6.1)
Total	$(1.4)	$16.3	$6.2	$4.1	$25.2

2018 OPERATING INCOME TO ADJUSTED EBITDA GUIDANCE RECONCILIATION

FY 2018
Guidance
Operating income (a)	$90
Amortization of intangibles	60
Depreciation	25
Stock-based compensation expense (b)	95
Adjusted EBITDA (a)	$270

(a) Operating income and Adjusted EBITDA excludes costs and deferred revenue write-offs in connection with the Angie’s List transaction ($3.3 million and $4.6 million in YTD through June 30, 2018, respectively, and less than $1 million and $1 million, respectively, for the remainder of 2018).

(b) Includes ~$70 million of charges in connection with the Angie’s List transaction.

OPERATING INCOME MARGIN AND ADJUSTED EBITDA MARGIN RECONCILIATION

		Angie’s List Transaction-Related Items
		Deferred Revenue	Transaction	Stock-based	Excluding Transaction-
Q2 2018	As Reported	Write-offs	Costs	Compensation Expense	Related Items

Revenue	$294.8	$1.8			$296.6

Operating income	$23.3	$1.8	$0.8	$16.7	$42.6
Operating income margin	8%				14%

Adjusted EBITDA	$67.0	$1.8	$0.8		$69.6
Adjusted EBITDA margin	23%				23%

ANGI HOMESERVICES PRINCIPLES OF FINANCIAL REPORTING

ANGI Homeservices reports Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  ANGI Homeservices endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable.  We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature.  Adjusted EBITDA has certain limitations in that it does not take into account the impact to ANGI Homeservices’ statement of operations of certain expenses.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.  We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into mandatory debt service requirements.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

ANGI HOMESERVICES PRINCIPLES OF FINANCIAL REPORTING - continued

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the Combination), of SARS, RSUs, stock options and performance-based RSUs.  These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  Performance-based RSUs are included only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  To the extent stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 5 for a summary of our dilutive securities as of August 6, 2018 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the Combination).  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as service professional relationships, technology, memberships, customer lists and user bases, and trade names, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on August 9, 2018, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: the Company’s future financial performance, business prospects and strategy, anticipated trends and prospects in the home services industry, expected synergies and other benefits to be realized following the Combination and other similar matters.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to compete effectively against current and future competitors, (ii) the failure or delay of the home services market to migrate online, (iii) adverse economic events or trends, particularly those that adversely impact consumer confidence and spending behavior, (iv) our ability to establish and maintain relationships with quality service professionals, (v) our ability to build, maintain and/or enhance our various brands, (vi) our ability to market our various products and services in a successful and cost-effective manner, (vii) our continued ability to communicate with consumers and service professionals via e-mail or an effective alternative means of communication, (viii) our ability to introduce new and enhanced products and services that resonate with consumers and service professionals and that we are able to effectively monetize, (ix) our ability to realize the expected benefits of the Combination within the anticipated time frames or at all, (x) the integrity, efficiency and scalability of our technology systems and infrastructures (and those of third parties) and our ability to enhance, expand and adapt our technology systems and infrastructures in a timely and cost-effective manner, (xi) our ability to protect our systems from cyberattacks and to protect personal and confidential user information, (xii) the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, (xiii) our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties, (xiv) our ability to operate (and expand into) international markets successfully, (xv) operational and financial risks relating to acquisitions, (xvi) changes in key personnel, (xvii) increased costs and strain on our management as a result of operating as a new public company, (xviii) adverse litigation outcomes and (xix) various risks related to our relationship with IAC and our outstanding indebtedness.  Certain of these and other risks and uncertainties are discussed in ANGI Homeservices’ filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect ANGI Homeservices’ business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of ANGI Homeservices’ management as of the date of this press release.  ANGI Homeservices does not undertake to update these forward-looking statements.

About ANGI Homeservices Inc.

ANGI Homeservices Inc. (NASDAQ: ANGI) connects millions of homeowners to home service professionals through its portfolio of digital home service brands, including HomeAdvisor® and Angie’s List®.  Combined, these leading marketplaces allow homeowners to match, research, and connect on-demand to the largest network of service professionals either online, through our mobile apps, or by voice assistants.  The network of service professionals across our platforms is supported by 15 million consumer reviews submitted on hundreds of thousands of service professionals, collected over the course of 20 years.  ANGI Homeservices owns and operates brands in eight countries and is headquartered in Golden, Colorado.  Learn more at www.angihomeservices.com.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

ANGI Homeservices Corporate Communications

Mallory Micetich

(303) 963-8352

IAC Corporate Communications

Valerie Combs

(212) 314-7361

ANGI HOMESERVICES

14023 Denver West Parkway, Building 64, Golden, CO 80401 (303) 963-7200 http://www.angihomeservices.com